Exhibit 99.1

Sanara MedTech Inc. Announces Closing of Scendia Biologics, LLC Acquisition

FORT WORTH, TX / July 5, 2022 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today that it closed the acquisition of Scendia Biologics, LLC (“Scendia”) on July 1, 2022. Prior to this acquisition, Scendia was a sub-distributor of Sanara’s and joint venture partner.

Zach Fleming, Sanara’s CEO, stated, “At Sanara, we are constantly looking to find new products and technologies that can help us to achieve our goal of improving patient outcomes and lowering overall costs. This acquisition furthers our goal by adding a significant portfolio of advanced biologic products that are complementary to our current surgical product offering. In addition, we believe the acquisition will expand our ability to partner with additional health systems to deliver a more comprehensive suite of surgical products. We also believe that the physicians who currently use our existing surgical products could benefit from the Scendia product portfolio as they strive to improve patient outcomes and decrease post-acute complications.”

Transaction Details

●	$7.4 million base purchase price paid at closing ($1.4 million in cash and $6.0 million in common stock)

●	Two potential future earnout payments payable on an annual basis in either cash or common stock at Sanara’s election based on sales growth in year one and year two after closing

●	Scendia’s unaudited full-year 2021 revenue was $8.3 million and unaudited trailing twelve-month revenue was $11.0 million (as of May 31, 2022). This acquisition is expected to be accretive to Sanara’s EPS in Q3 of 2022

Ryan Phillips, Scendia’s President and founder, stated, “We have had a successful partnership with Sanara for years; both companies share a goal of improving patient outcomes and lowering costs. Working together, we expect to offer a wider suite of products to more physicians and patients, helping to ensure the right solution is available when needed. I look forward to being part of the Sanara team and working together to continue to grow our business in the years to come.”

About Scendia Biologics, LLC

Scendia Biologics was formed in 2016 and is based in Orlando, Florida. Scendia supplies a range of orthobiologic and soft tissue focused products used in a wide variety of surgical specialties. Scendia operates a state licensed and FDA registered tissue bank for the storage and distribution of allograft tissue based products to hospitals, surgery centers and clinicians across the United States. Prior to this acquisition, Scendia’s customers were primarily located in the southeastern United States. Sanara plans to expand Scendia’s geographic footprint and integrate their surgical products into the Company’s national strategy. Scendia generates revenue in 8 states at or above $50,000 per year where Sanara does the same. Sanara’s management believes that there is an opportunity to expand Scendia’s sales in the additional 18 states where Sanara also generates revenue above that level. Sanara’s goal is to expand its geographic footprint across all 50 states for both its and Scendia’s products.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix as well as advanced biologic joint venture products AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE™ Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN™ Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “ “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding the potential benefits created by the Scendia acquisition, the anticipated impact of the Scendia acquisition on Sanara’s business and future financial and operating results, Sanara’s ability to license and distribute the Scendia products, the development of new products, the regulatory approval process and expansion of the Company’s business in owning and operating the tissue bank. These items involve risks, contingencies and uncertainties such as our ability to integrate and retain key personnel from Scendia, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.